Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE THIRD QUARTER 2007

•	Third Quarter 2007 Revenue:	$892 million; up 4%
•	Third Quarter 2007 Operating Income:	$96 million; down 5%
•	Third Quarter 2007 EPS:	38 cents vs. 39 cents

LOWELL, ARKANSAS, October 11, 2007 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2007 net earnings of $50.8 million, or diluted earnings per share of 38 cents vs. 2006 third quarter earnings of $57.8 million, or 39 cents per diluted share.

Total operating revenue for the current quarter was $892 million, a 4% increase over the $858 million for the third quarter 2006.  Containers and trailers grew from 51,889 at the end of the third quarter 2006 to 57,489, or 11%, over the same period last year.  The growth in the fleet was primarily to support additional intermodal business.  A 146% surge in revenues from our Integrated Capacity Solutions (ICS) segment also contributed to the growth.

Operating income for the current quarter decreased to $96 million vs. $100 million for the third quarter 2006.  Net interest expense increased significantly from $5.2 million in the third quarter 2006 to $12.5 million in the current quarter, primarily due to higher levels of debt.  These increased borrowings were used primarily for our purchases of company stock.

“In the early part of this decade we embarked upon a plan to dramatically improve our margins, our return on invested capital, our returns to shareholders and our free cash flow.  While our shrinking truck business is currently showing the strains of a depressed freight economy, we have experienced tremendous success at accomplishing our previously established goals.  To post a sub-90% operating ratio in this environment and generate earnings of $51 million is an achievement that confirms our strategy.  It appears we have also accomplished our goal of becoming less cyclical in earnings.  We are by no means satisfied with our results, but frankly we can’t be too disappointed in the level of earnings power the Company has in a particularly difficult environment.  Our Intermodal business clearly represents the foundation of our earnings resiliency and demonstrates that our Company is no longer driven by the cyclicality typical of a truckload model,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	Third Quarter 2007 Segment Revenue:	$429 million; up 17%
•	Third Quarter 2007 Operating Income:	$61 million; up 32%

JBI load count increased 23% over the same quarter 2006 with significant growth coming in shorter haul lanes primarily in the Eastern half of the U.S.  The majority of this growth came from existing customers that value the consistent service provided by JBI and our underlying rail partners and reflects confidence in our Intermodal product.  Service sensitive customers are continuing to convert over-the-road truck freight to the more economical intermodal service.  JBI has also seen increased freight volumes as imports continue to positively impact our business.

Operating income gains were the result of improved asset efficiency and strict cost controls.  Driver productivity improved 3%, driver turnover statistics improved, while empty dray miles and the use of purchased outside dray were reduced.  JBI continues to focus on adding our own company dray trucks to support our growth, adding more than 200 tractors and drivers since the beginning of 2007.  New container additions have allowed the Company to retire some older containers, thereby leading to reduced maintenance cost and increased container productivity.

Dedicated Contract Services (DCS)

•	Third Quarter 2007 Segment Revenue:	$237 million; down 1%
•	Third Quarter 2007 Operating Income:	$24.4 million; down 21%

DCS revenue declined 1% vs. the same quarter last year.  However, excluding the effects of fuel surcharges, revenue was essentially flat as was the average active tractor count of 5,248 units in the third quarter 2007 compared to 5,230 units in the third quarter 2006.  Revenue per truck per week was down by less than 1% over the same period.  Operating income declined $6.4 million primarily attributable to unfavorable casualty and workers compensation costs which were, as a percentage of revenue, 200 basis points higher in the third quarter 2007 versus 2006.

We continued to experience reduction in fleets at certain accounts that provide more generic dedicated business as some customers converted freight to traditional truckload service.  We remain committed to growing our value-added, true dedicated business that represents our targeted market.  The loss of the more generic business, the shift to more true dedicated capacity and a weaker freight environment yielded a 4% reduction in utilization and a slight increase in empty miles when comparing the third quarter 2007 to the third quarter 2006.  Offsetting the reduction in utilization was a 5% increase in revenue per loaded mile which primarily reflects the change in business mix.

Truck (JBT)

•	Third Quarter 2007 Segment Revenue:	$208 million; down 16%
•	Third Quarter 2007 Operating Income:	$9.2 million; down 61%

JBT revenue declined 16% on an 11% reduction in loads, as compared to the third quarter 2006.  We also reduced the size of our tractor fleet by approximately 11%.  Overall, our rate per loaded mile, excluding fuel surcharges, decreased 3.8% during the current quarter.  Most of the rate decline was a result of lower spot and unplanned business and a significant change in our freight mix.  We continue to focus on holding existing rates steady in other categories despite rate pressure from the market.  Freight demand overall remained very soft throughout the quarter.

The continued reduction in the number of trucks in the segment is based on our assessment of longer term demand with the ultimate goal for JBT to be a fleet that is right-sized in relation to customers’ needs, price elasticity and return on investment.  Truckload service remains a core competency of the Company and completes our broad service offering.

Integrated Capacity Solutions (ICS)

•	Third Quarter 2007 Segment Revenue:	$26 million; up 146%
•	Third Quarter 2007 Operating Income:	$1.4 million; up 64%

ICS provides non-asset and asset-light transportation solutions to customers through relationships with third-party carriers and integration with JBHT owned equipment. ICS services include flatbed, refrigerated, LTL, as well as a variety of dry van and intermodal solutions. ICS financial results in 2006 were reported as part of the Truck segment.

Our third quarter 2007 revenue increased 146% from the third quarter 2006 on increased volume.  ICS’s steady revenue growth from new and existing customers resulted in a 51% increase from the second quarter of this year. Margin expansion was achieved, relative to the earlier part of 2007, as operating leverage from the higher revenue began to cover higher costs primarily resulting from a significant increase in headcount.  Operating income, as a result, increased 64% and exceeded last year’s comparable quarter for the first time this year.  In addition, our third-party carrier base grew 26% during the third quarter to over 6,400 carriers by quarter-end.

Cash Flow and Capitalization:

Approximately 8.6 million shares of company stock were purchased during the third quarter 2007 for just over $241 million.  Approximately $62 million remained authorized by our Board of Directors and available at September 30, 2007, for purchases of company stock.  As of September 30, 2007, we owed approximately $857 million on our various credit facilities vs. $396 million at December 31, 2006.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2006. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,113	$7,371
Accounts receivable	359,220	346,251
Income tax receivable	0	11,824
Prepaid expenses and other	48,196	105,797
Total current assets	411,529	471,243
Property and equipment	2,114,910	1,884,318
Less accumulated depreciation	715,230	600,767
Net property and equipment	1,399,680	1,283,551
Other assets	14,943	15,263
	$1,826,152	$1,770,057

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$234,000	$214,000
Trade accounts payable	202,968	170,672
Claims accruals	18,522	20,042
Accrued payroll	39,080	42,352
Other accrued expenses	19,327	7,961
Deferred income taxes	21,799	23,703
Total current liabilities	535,696	478,730

Long-term debt	623,200	182,400
Other long-term liabilities	34,406	54,656
Deferred income taxes	273,575	294,534
Stockholders’ equity	359,275	759,737
	$1,826,152	$1,770,057

Supplemental Data

(unaudited)

	September 30, 2007	December 31, 2006

Actual shares outstanding at end of period (000)	126,879	144,555

Book value per actual share outstanding at end of period	$2.83	$5.26

	Nine Months Ended September 30
	2007	2006

Net cash provided by operating activities (000)	$362,953	$365,188

Net capital expenditures (000)	$268,371	$334,192

Purchases of common stock (000)	$541,618	$257,395

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2007		2006
		% Of		% Of
	Amount	Revenue	Amount	Revenue
Operating revenues, excluding fuel surcharge revenues	$767,365		$734,139
Fuel surcharge revenues	124,273		124,126
Total operating revenues	891,638	100.0%	858,265	100.0%

Operating expenses
Rents and purchased transportation	319,809	35.9%	288,096	33.6%
Salaries, wages and employee benefits	224,421	25.2%	229,668	26.8%
Fuel and fuel taxes	116,596	13.1%	119,663	13.9%
Depreciation and amortization	52,299	5.9%	45,812	5.3%
Operating supplies and expenses	40,399	4.5%	37,028	4.3%
Insurance and claims	17,669	2.0%	14,325	1.7%
Operating taxes and licenses	8,429	0.9%	8,829	1.0%
General and administrative expenses, net of gains	10,802	1.2%	8,482	1.0%
Communication and utilities	5,315	0.6%	5,873	0.7%
Total operating expenses	795,739	89.2%	757,776	88.3%
Operating income	95,899	10.8%	100,489	11.7%
Net interest expense	12,487	1.4%	5,156	0.6%
Equity in loss of associated company	25	0.0%	523	0.1%
Earnings before income taxes	83,387	9.4%	94,810	11.0%
Income taxes	32,604	3.7%	36,976	4.3%
Net earnings	$50,783	5.7%	$57,834	6.7%
Average diluted shares outstanding	133,659		148,680
Diluted earnings per share	$0.38		$0.39

J.B. HUNT TRANSPORT SERVICES, INC
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2007		2006
	% Of		% Of
	Amount	Revenue	Amount	Revenue
Operating revenues, excluding fuel surcharge revenues	$2,216,410		$2,148,215
Fuel surcharge revenues	328,539		328,204
Total operating revenues	2,544,949	100.0%	2,476,419	100.0%

Operating expenses
Rents and purchased transportation	878,474	34.5%	837,225	33.8%
Salaries, wages and employee benefits	666,996	26.2%	668,295	27.0%
Fuel and fuel taxes	336,425	13.2%	339,446	13.7%
Depreciation and amortization	152,346	6.0%	133,862	5.4%
Operating supplies and expenses	115,840	4.6%	108,599	4.4%
Insurance and claims	51,745	2.0%	42,125	1.7%
Operating taxes and licenses	25,362	1.0%	25,921	1.0%
General and administrative expenses, net of gains	29,395	1.2%	26,356	1.1%
Communication and utilities	15,841	0.6%	17,304	0.7%
Total operating expenses	2,272,424	89.3%	2,199,133	88.8%
Operating income	272,525	10.7%	277,286	11.2%
Net interest expense	30,613	1.2%	8,726	0.4%
Equity in loss of associated company	1,085	0.0%	2,744	0.1%
Earnings before income taxes	240,827	9.5%	265,816	10.7%
Income taxes	82,016	3.2%	103,668	4.2%
Net earnings	$158,811	6.3%	$162,148	6.5%
Average diluted shares outstanding	140,675		153,816
Diluted earnings per share	$1.13		$1.05

Financial Information By Segment
(unaudited)

	Three Months Ended September 30
	2007		2006
	Dollar	% Of	Dollar	% Of
	Amounts	Total	Amounts	Total
	(000)		(000)
Revenue
Intermodal	$428,872	48%	$366,470	43%
Dedicated	237,044	27%	238,576	28%
Truck	208,148	23%	248,741	29%
Integrated Capacity Solutions	25,575	3%	10,407	1%
Subtotal	899,639	101%	864,194	101%
Intersegment eliminations	(8,001)	(1)%	(5,929)	(1)%
Consolidated revenue	$891,638	100%	$858,265	100%

Operating income

Intermodal	$61,025	64%	$46,358	46%
Dedicated	24,374	25%	30,817	31%
Truck	9,162	10%	23,293	23%
Integrated Capacity Solutions	1,391	1%	847	1%
Other (1)	(53)	(0)%	(826)	(1)%
Operating income	$95,899	100%	$100,489	100%

(1) Includes corporate support activity

	Nine Months Ended September 30
	2007		2006

	Dollar	% Of	Dollar	% Of
	Amounts	Total	Amounts	Total
	(000)		(000)
Revenue
Intermodal	$1,170,563	46%	$1,043,301	42%
Dedicated	697,640	28%	681,757	28%
Truck	644,917	25%	736,586	30%
Integrated Capacity Solutions	55,493	2%	31,783	1%
Subtotal	2,568,613	101%	2,493,427	101%
Intersegment eliminations	(23,664)	(1)%	(17,008)	(1)%
Consolidated revenue	$2,544,949	100%	$2,476,419	100%

Operating income

Intermodal	$161,773	59%	$125,651	45%
Dedicated	71,170	26%	79,577	29%
Truck	37,051	14%	69,238	25%
Integrated Capacity Solutions	2,546	1%	2,745	1%
Other (1)	(15)	(0)%	75	0%
Operating income	$272,525	100%	$277,286	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2007	2006

Intermodal (JBI)

Loads	194,670	158,188
Length of haul	1,913	1,980
Revenue per load	$2,203	$2,317
Average tractors during the period *	1,737	1,527
Tractors (end of period)
Company-owned	1,757	1,518
Independent contractor	7	19
Total Tractors	1,764	1,537
Containers (end of period)	31,075	26,263
Average effective trailing equipment usage	30,381	25,433

Dedicated (DCS)

Loads	354,590	353,378
Length of haul	246	261
Revenue per truck per week**	$3,529	$3,553
Average trucks during the period***	5,248	5,230
Trucks (end of period)
Company-owned	5,062	5,070
Independent contractor	109	125
Customer-owned (DCS Operated)	60	72
Total Trucks	5,231	5,267
Trailers (end of period)	8,015	6,519
Average effective trailing equipment usage	13,662	12,572

Truck (JBT)

Loads	193,549	217,852
Length of haul	516	527
Loaded miles (000)	100,206	115,886
Total miles (000)	114,307	130,718
Average non-paid empty miles per load	73.0	66.1
Revenue per tractor per week**	$3,835	$3,817
Average tractors during the period *	4,740	5,300
Tractors (end of period)
Company-owned	3,790	4,358
Independent contractor	938	944
Total Tractors	4,728	5,302
Trailers (end of period)	18,399	19,107
Average effective trailing equipment usage	13,042	13,412

Integrated Capacity Solutions (ICS)

Loads	18,998	6,953

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Nine Months Ended September 30
	2007	2006

Intermodal (JBI)

Loads	532,209	461,770
Length of haul	1,928	1,991
Revenue per load	$2,199	$2,259
Average tractors during the period *	1,653	1,458
Tractors (end of period)
Company-owned	1,757	1,518
Independent contractor	7	19
Total Tractors	1,764	1,537
Containers (end of period)	31,075	26,263
Average effective trailing equipment usage	28,726	24,567

Dedicated (DCS)

Loads	1,048,573	1,026,993
Length of haul	253	265
Revenue per truck per week**	$3,455	$3,460
Average trucks during the period***	5,243	5,118
Trucks (end of period)
Company-owned	5,062	5,070
Independent contractor	109	125
Customer-owned (DCS Operated)	60	72
Total Trucks	5,231	5,267
Trailers (end of period)	8,015	6,519
Average effective trailing equipment usage	13,274	12,486

Truck (JBT)

Loads	605,101	657,313
Length of haul	518	535
Loaded miles (000)	316,687	354,464
Total miles (000)	360,065	397,720
Average non-paid empty miles per load	71.3	63.6
Revenue per tractor per week**	$3,656	$3,715
Average tractors during the period*	4,988	5,382
Tractors (end of period)
Company-owned	3,790	4,358
Independent contractor	938	944
Total Tractors	4,728	5,302
Trailers (end of period)	18,399	19,107
Average effective trailing equipment usage	13,168	13,609

Integrated Capacity Solutions (ICS)

Loads	39,134	19,648

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor and customer-owned trucks